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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Lee                         Victor                       L
--------------------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

   c/o Medialink Worldwide Incorporated
   708 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

   New York                            NY                   10017
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     February 27, 2003
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Medialink Worldwide Incorporated (MDLK)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)
     Senior Vice President & Chief Operating Officer - U.S. Broadcast Services
     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                              1,000                      D

====================================================================================================================================

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

  Employee Stock      07/02/2001(1) 07/01/2011      Common Stock          5,665              $3.65            D
  Option (Right       01/02/2002(1) 01/02/2012      Common Stock         10,000              $2.61            D
  to Buy)             03/19/2001(1) 03/19/2011      Common Stock         17,500              $3.00            D

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
(1) Twenty (20%) percent of such shares were exercisable on the dates of grant, and an additional twenty (20%) percent of such shares, on a cumulative basis, are exercisable each year thereafter on the anniversary of each succeeding year.


/s/Victor Lee by Lynn Steinberg as attorney in fact           March 3, 2003
---------------------------------------------------           -------------
        **Signature of Reporting Person                            Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.